Exhibit 99.1


[Logo]                    RWE Acquisition Update #30

December 12, 2002

This is an update on the RWE/Thames transaction for American Water associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information contained in this Update will also be filed with the US Securities and Exchange Commission and can be viewed by accessing the commission's EDGAR database at http://www.sec.gov/edgar.shtml.

On November 21, 2002 American Water Works announced that regulatory approvals for the Company's acquisition by RWE AG were received by subsidiaries in Illinois, New Jersey and New York. Since that announcement, additional progress in the process of obtaining the necessary regulatory approvals has occurred in the following states:

Arizona - On December 9, 2002, the commission approved the Administrative Law Judge's (ALJ's) recommended approval after modifying a condition in that recommendation regarding the future cost of debt for ratemaking purposes and revising another condition to establish a three-year period before a rate increase request can be filed after the acquisition is completed.

California - The California Public Utilities Commission has included consideration of the ALJ's recommended approval on the agenda for its December 17, 2002 meeting.

West Virginia - On December 6, 2002, the commission issued an order reaffirming their approval of the transaction with additional conditions and some revisions of some of the conditions in their October 23, 2002 order. The company must accept the conditions in both orders on or before December 16, 2002 for the approval to become effective.

At the present time, no closing date has been set and closing is still anticipated during the first quarter of 2003.